Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- 00000) and related Prospectus of EntreMed, Inc. for the registration of 4,439,058 shares of common stock and to the incorporation by reference therein of our reports dated March 29, 2010, with respect to the consolidated financial statements of EntreMed, Inc., and the effectiveness of internal control over financial reporting of EntreMed, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 24, 2010